Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 14, 2022 (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of WinVest Acquisition Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 14, 2022	WinVest SPAC LLC

	By:	/s/ Jeff LeBlanc
	Name:	Jeff LeBlanc
	Title:	Manager

/s/ Jeff LeBlanc
Jeff LeBlanc